Exhibit 99.1

PRESS RELEASE

NRG Announces Chief Financial Officer Transition

HOUSTON—06/01/2023—NRG Energy Inc. (NYSE: NRG) today announced that Bruce Chung will succeed Alberto Fornaro as Chief Financial Officer, effective June 1, 2023. Mr. Fornaro will be pursuing other interests but will remain with NRG as a strategic advisor during this transition period until September 1, 2023.

“I want to thank Alberto for his leadership during the last two years and for further strengthening our finance and risk infrastructure while developing a talented team aligned with our overall strategic goals. On behalf of the Board and the entire NRG team, we want to thank Alberto for his many contributions and wish him well in his new endeavors,” said Mauricio Gutierrez, President and CEO. “As we look into the next phase of our evolution, I am confident that Bruce is the right person to lead the finance organization going forward, given his deep industry experience and knowledge of our company.”

Bruce Chung, age 49, has served as Head of Strategy and M&A since 2016. Previously, he held numerous positions across various areas of NRG focused on new business development since joining in 2008. Prior to NRG, Mr. Chung served in the investment banking division of Citigroup and its predecessor firms providing capital markets and advisory services to regulated and unregulated power and gas companies. Mr. Chung holds a bachelor’s degree in history from Columbia University.

About NRG

NRG Energy is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook and LinkedIn, and follow us on Twitter, @nrgenergy.

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Laura Avant

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Brendan Mulhern

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